SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549



FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934


Date of report: September 19, 2002


Date of earliest event reported: September 17, 2002



FIRST AMERICAN CAPITAL CORPORATION
(Exact Name of Registrant as Specified in Its Charter)


Kansas
(State or Other Jurisdiction of Incorporation)


	0-25679		             	      48-1187574

(Commission File Number)  	(I.R.S. Employer Identification No.)



1303 S.W. First American Place
Topeka, Kansas 66611
(Address of Principal Executive Offices)   (Zip Code)



(785) 267-7077
(Registrant's Telephone Number, Including Area Code)


Item 5.  Other Events.

	On September 17, 2002, First American Capital Corporation, a Topeka, Kansas-based insurance holding company ("FACC"), agreed to acquire 525,000 shares of FACC common stock, $.10 par value, owned by First Alliance Corporation, a Lexington, Kentucky-based insurance company ("Alliance"), for an aggregate purchase price of $1,002,750 or $1.91 per share. These shares constitute approximately 10% of outstanding shares of FACC common stock. As part of the agreement, FACC also agreed to offer to purchase
72,500 shares of FACC common stock (approximately 1% of the outstanding shares) held by 6 individuals associated with Alliance. In a related agreement, FACC and Alliance agreed to terminate an Administration Agreement between the parties by which FACC receives administrative, reporting and underwriting services from Alliance.

	The transactions are anticipated to be consummated on September 30, 2002, at which time FACC will pay the purchase price in cash for the shares purchased against delivery of the certificates for the shares. Termination of the Administration Agreement is conditioned, in part, on FACC making a lump-sum payment of $212,000 to Alliance. This amount is the present value of fees earned by Alliance under the Administration Agreement, which would otherwise have been payable over time pursuant to the terms of the Administration Agreement. FACC will cancel an unrelated obligation of Alliance to FACC of approximately $73,935 as an off-set against the lump sum payment.

	These agreements effectively severe Alliance's financial interest in FACC. Alliance has been a shareholder of and a service provider to FACC since FACC's formation in 1996. The FACC Board of Directors believes the purchase of Alliance's stock position will enhance FACC's ability to pursue its long-term policies and business plan. The administrative, reporting and underwriting services currently provided by Alliance will be performed internally by FACC.


Item 7.  Financial Statements and Exhibits.

	(a)	Financial Statements of Businesses Acquired.

		Not applicable.

	(b)	Pro Forma Financial Information.

		Not applicable.

	(c)	Exhibits.



	Exhibit Number	Description

		10.1*		Stock Purchase Agreement dated
September 17, 2002 between First
American Capital Corporation and
First Alliance Corporation

		10.2*		Termination and Release Agreement
dated September 17, 2002 between
First American Capital Corporation
and First Alliance Corporation



		* Filed herewith.


	SIGNATURES


	Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report as amended to be signed on its behalf by the undersigned hereunto duly authorized.


				FIRST AMERICAN CAPITAL CORPORATION
                        (Registrant)


Date:  September 19, 2002
By:	/s/ Rickie D. Meyer
President